Exhibit 19

SOLICITATION BY AND ON BEHALF OF

THE CONCERNED SHAREHOLDERS OF

FSD PHARMA INC.

ANTHONY DURKACZ, ZEESHAN SAEED, FIRST REPUBLIC CAPITAL CORP., ANDREW DURKACZ, GLORIA DURKACZ, FORTIUS RESEARCH AND TRADING CORP., XORAX FAMILY TRUST AND ZACHARY DUTTON

FOR THE SUPPORT OF THE HOLDERS OF

CLASS B SUBORDINATE VOTING SHARES OF

FSD PHARMA INC.

AT THE ANNUAL AND SPECIAL MEETING OF

FSD PHARMA INC.

TO BE HELD ON MAY 14, 2021

This information circular, including any supplements hereto or amendments and restatements hereof (together, the “Circular”), prepared by Anthony Durkacz, Zeeshan Saeed, First Republic Capital Corp. (“First Republic”), Andrew Durkacz, Gloria Durkacz, Fortius Research and Trading Corp. (“Fortius”), Xorax Family Trust (“Xorax”) and Zachary Dutton (together, the “Concerned Shareholders”, “we” or “our”), solicit your SUPPORT for a change in the board of directors (the “Board”) of FSD Pharma Inc. (“FSD” or the “Company”).

In compliance with the solicitation requirements under applicable Canadian corporate and securities laws, the Concerned Shareholders have prepared and filed this Circular so that they may have discussions with holders of class B subordinate voting shares (“Class B Shares”) regarding the Concerned Shareholders’ nominees for election to the Board. The Concerned Shareholders are not asking holders of Class B Shares to send a form of proxy at this time.

The Concerned Shareholders are soliciting your support and, ultimately, intend to solicit forms of proxy in support of the election at FSD’s annual general and special meeting of holders (“Shareholders”) of Class B Shares and class A multiple voting shares (“Class A Shares” and, together with Class B Shares, “Shares”) to be held on May 14, 2021, and at any and all adjournments or postponements of such meeting (the “Meeting”), of the following nominees as directors of FSD: Anthony Durkacz, Zeeshan Saeed, Nitin Kaushal, Lawrence Latowsky and Fernando Cugliari. Further details concerning our proposed nominees are contained in this Circular.

We expect to issue a supplement to or amendment and restatement of this Circular (the “Final Concerned Shareholders’ Circular”) containing details of the Meeting and instructions with regard to the completion and return of proxies and voting instruction forms to be provided by the Concerned Shareholders for use at the Meeting. WE URGE SHAREHOLDERS TO MONITOR AND REVIEW OUR PRESS RELEASES AND OTHER FILINGS FOR FURTHER INFORMATION, INCLUDING THE FINAL CONCERNED SHAREHOLDERS’ CIRCULAR, AS IT BECOMES AVAILABLE.

Stay up-to-date by following us at: www.RestoreFSD.com; Facebook: RestoreFSD; and Twitter: @RestoreFSD.

March 17, 2021

Any questions and requests for assistance may be directed to the

Concerned Shareholders’ Information and Proxy Solicitation Agent:

North American Toll Free Phone: 1-800-530-5189

Local (Collect outside North America): 416-751-2066

Email: info@carsonproxy.com

March 17, 2021

Dear Fellow Shareholder:

FSD is a corporation in crisis. The Concerned Shareholders are taking urgently needed action to preserve Shareholder value and rebuild the Company. The Concerned Shareholders are soliciting your support and, ultimately, intend to solicit forms of proxy, to replace the Board (other than Messrs. Durkacz and Saeed). Capitalized terms used but not defined herein have the definitions ascribed to them in the enclosed information circular.

Dr. Raza Bokhari, FSD’s Chief Executive Officer, and the Board (other than Messrs. Durkacz and Saeed) have:

•	failed to address the dramatic loss of Shareholder value, with the Class B Shares trading over 97% lower than when Dr. Bokhari was appointed Interim Chief Executive Officer;

•	massively diluted Shareholder interests by issuing almost 16 million Class B Shares at low prices, increasing the number outstanding by over 83% in just seven weeks;

•

awarded over $5.7 million of bonus Share compensation to Dr. Bokhari in February 2021 for services yet to be provided and close to $1 million in Shares and/or cash to the other directors (Stephen Buyer, Robert Ciaruffoli, James Datin, Gerald Goldberg and Larry Kaiser), the latter amount being almost twice the previous year’s compensation;

•	caused FSD to reimburse Dr. Bokhari’s privately owned and controlled company for over $1.4 million of expenses in 2020, with limited transparency or explanation;

•	failed to effectively implement the Company’s business plan to become a pharmaceutical and biotechnology company, having to date failed to meet any of their modest stated goals;

•	denied Shareholders any say on the change of the Company’s strategic focus, failing to hold a Shareholders’ meeting in 2020 and seeking to delay holding a meeting in 2021; and

•	taken retaliatory actions against Concerned Shareholders that have unnecessarily exposed FSD to liability.

The Concerned Shareholders want to replace the Board (other than Messrs. Durkacz and Saeed) and have recruited three highly qualified candidates to do so: Nitin Kaushal, Lawrence Latowsky and Fernando Cugliari (together with Messrs. Durkacz and Saeed, the “Concerned Shareholders’ Nominees”). Each of these individuals has exceptional business experience, with backgrounds in biosciences-related operations. The three new nominees, Nitin Kaushal, Lawrence Latowsky and Fernando Cugliari, are all independent of both the Company and the Concerned Shareholders and are qualified to serve on the Company’s audit committee, due to their financial expertise. We believe strongly that each of these individuals has the requisite experience, expertise, perspective and motivation to maximize FSD’s true potential value. Further details concerning the Concerned Shareholders’ Nominees are contained in the enclosed information circular.

At the Meeting, Shareholders will have an opportunity to determine FSD’s future by voting for change.

We expect to issue a supplement to or amendment and restatement of the enclosed information circular containing details of the Meeting and instructions with regard to the completion and return of proxies and voting instruction forms to be provided by the Concerned Shareholders for use at the Meeting.

With your help, we will achieve a result at the Meeting that will serve the interests of all Shareholders.

The Concerned Shareholders encourage Shareholders to stay up-to-date on matters with respect to the Meeting at: www.RestoreFSD.com; Facebook: RestoreFSD; and Twitter: @RestoreFSD.

Yours truly,

The Concerned Shareholders of FSD

FORWARD-LOOKING STATEMENTS AND INFORMATION

Certain statements and information included, attached to or incorporated by reference, if any, into this Circular may contain “forward-looking statements” or “forward-looking information” within the meaning of applicable securities laws (collectively, the “forward-looking statements”), including, but not limited to, statements regarding the Meeting, the solicitation of proxies and voting in respect of the Meeting, the Concerned Shareholders, the intentions of the Concerned Shareholders or the Concerned Shareholders’ Nominees (as defined below), the impact of the Concerned Shareholders’ Nominees, if elected, on the financial condition, operations, business and strategies of FSD and its shareholder value, the composition of the Board and future plans or prospects of FSD. All statements and information, other than statements of historical fact, included or incorporated by reference into this Circular are forward-looking statements, including, without limitation, statements regarding activities, events or developments that the Concerned Shareholders expect or anticipate may occur in the future. Such statements reflect the Concerned Shareholders’ current views and intentions with respect to future events and are subject to certain risks, uncertainties and assumptions. Forward-looking statements can usually be identified by the use of forward-looking words such as “will”, “expect”, “intend”, “plan”, “estimate”, “anticipate”, “believe” or “continue” or similar words and expressions or the negative thereof. There can be no assurance that the plans, intentions or expectations upon which such forward-looking statements and information are based will occur or, even if they do occur, will result in the performance, events or results expected.

We caution readers of this Circular not to place undue reliance on forward-looking statements and information contained in the Circular, which are not a guarantee of performance, events or results and are subject to a number of risks, uncertainties and other factors that could cause actual performance, events or results to differ materially from those expressed or implied by such forward-looking statements. These factors include: changes in FSD’s strategies, plans or prospects; general economic, industry, business, regulatory and market conditions; actions of FSD and its subsidiaries or competitors; the ability to implement business strategies and plans and pursue business opportunities and conditions in the pharmaceutical and biotechnology industries; risks relating to government regulation and changes thereto, including in respect of the regulations concerning Board composition, proxy solicitation and shareholder meetings; the state of the economy including general economic conditions globally and economic conditions in the jurisdictions in which FSD operates; the unpredictability and volatility of FSD’s share price; availability of sufficient financial resources to fund the Concerned Shareholders’ solicitation efforts; changes in commodity prices and tax rates; currency fluctuations; changes in tax rates; government regulation of biotechnology and pharmaceuticals; and dilution and future sales of Shares. These factors should not be construed as exhaustive. Shareholders are cautioned that all forward-looking statements involve known and unknown risks and uncertainties, including those risks and uncertainties detailed in the continuous disclosure and other filings of FSD and certain members of FSD’s operational, compensation and other noted peer groups with applicable securities regulators, copies of which are available on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com or on the Electronic Data Gathering, Analysis, and Retrieval (“EDGAR”) at www.sec.gov. We urge you to carefully consider those risks and uncertainties. The forward-looking statements contained in this Circular are expressly qualified in their entirety by this cautionary statement. The Concerned Shareholders do not assume responsibility for the accuracy or completeness of the forward-looking statements. The forward-looking statements included in this Circular are made as of the date of this Circular and the Concerned Shareholders undertake no obligation to publicly update or revise such forward-looking statements to reflect new information, subsequent events or otherwise, except as required by applicable law.

CURRENCY

Unless otherwise indicated, all amounts in this Circular are stated in Canadian dollars.

PROXY CIRCULAR

This Circular and any form of proxy and/or voting instruction form subsequently furnished in connection with the Circular, is being provided in connection with the solicitation by and on behalf of the Concerned Shareholders for your support and, ultimately, of proxies to be used at the Meeting. The information contained in this Circular is given as of the date of this Circular, except where otherwise noted.

This solicitation is not made by or on behalf of management of the Company.

The Concerned Shareholders are soliciting your support and, ultimately, intend to solicit forms of proxy for use at the Meeting for the election of the following five nominees (the “Concerned Shareholders’ Nominees”) as directors of FSD: Anthony Durkacz, Zeeshan Saeed, Nitin Kaushal, Lawrence Latowsky and Fernando Cugliari.

The Concerned Shareholders expect to issue the Final Concerned Shareholders’ Circular containing details of the Meeting and instructions with regard to the completion and return of proxies and voting instruction forms to be provided by the Concerned Shareholders for use at the Meeting.

The Final Concerned Shareholders’ Circular will provide instructions for the completion and return of the form of proxy to be provided by Concerned Shareholders for use at the Meeting. Shareholders are urged to monitor Concerned Shareholders’ press releases and other filings to ensure they have all the information they require to take the necessary action within the prescribed time periods in order to show their support for the Concerned Shareholders’ proposed changes to the Board. Once the Company has issued a notice of meeting, together with its management information circular (the “Management Circular”), the Concerned Shareholders intend to issue the Final Concerned Shareholders’ Circular containing further disclosure concerning our reasons for seeking to elect the Concerned Shareholders’ Nominees to the Board. The Final Concerned Shareholders’ Circular will provide instructions for the completion and return of the form of proxy to be provided by the Concerned Shareholders for use at the Meeting. Shareholders are urged to monitor the Concerned Shareholders’ press releases and other filings to ensure they have all the information they require to take the necessary action within the prescribed time periods in order to show their support for the Concerned Shareholders’ proposed changes to the Board.

The Concerned Shareholders have no knowledge of the intentions of management with respect to the Meeting. You will be sent a Management Circular and a management form of proxy or voting instruction form from management of FSD soliciting proxies in connection with the Meeting. The Concerned Shareholders do not currently know which individuals, if any, management of FSD will nominate for election to the Board at the Meeting.

Unless otherwise noted, the information concerning FSD contained in this Circular has been taken from, or is based upon, publicly available documents or records on file with securities regulatory authorities in Canada and the United States and other public sources. Although the Concerned Shareholders have no knowledge that would indicate that any statement contained therein is untrue or incomplete, the Concerned Shareholders do not assume responsibility for the accuracy or completeness of such information or for any failure by FSD to disclose material information which may affect the significance or accuracy of such information.

Information concerning FSD is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Based on publicly available information, the head office of FSD is at 100 King St. West, Suite 3400, Toronto, Ontario, Canada, M5X 1A4 and the registered office of FSD is at 1 Rossland Road West, Suite 202, Ajax, Ontario, Canada, M5C 1P1.

A copy of this Circular may be obtained, on request and without charge, from our information and proxy solicitation agent, Carson Proxy Advisors Ltd. (“Carson Proxy”), by contacting them at 1-800-530-5189 (toll-free), or at 416-751-2066 (collect), or by email at info@carsonproxy.com, or under the Company’s issuer profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

CONSOLIDATION

Effective October 16, 2019, the Company completed a consolidation of its Shares (the “Consolidation”) on the basis of one post-Consolidation Share for every 201 pre-Consolidation Shares. The information in this Circular is provided on a post-Consolidation basis, where applicable.

NOTICE TO UNITED STATES SHAREHOLDERS

FSD is governed by the laws of Ontario and the federal laws of Canada applicable therein. This solicitation of proxies is not subject to the requirements of Section 14(a) of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). Accordingly, this solicitation of proxies is made in the United States with respect to securities of FSD in accordance with Ontario and Canadian corporate and securities laws and this Circular has been prepared in accordance with disclosure requirements applicable in Ontario. Shareholders in the United States should be aware that these requirements are different from the requirements applicable to proxy statements under the U.S. Exchange Act.

The enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Concerned Shareholders are residents of Canada and a substantial portion of their assets are located outside the United States. Shareholders may not be able to sue the Concerned Shareholders in a foreign court for violations of United States federal securities laws. It may be difficult to compel foreign individuals to subject themselves to a judgment by a United States court.

THE REASON FOR THIS CIRCULAR

Dr. Raza Bokhari, FSD’s Chief Executive Officer, and the Board (other than Messrs. Durkacz and Saeed) have:

•	failed to address the dramatic loss of Shareholder value, with the Class B Shares trading over 97% lower than when Dr. Bokhari was appointed Interim Chief Executive Officer;

•	massively diluted Shareholder interests by issuing almost 16 million Class B Shares at low prices, increasing the number outstanding by over 83% in just seven weeks;

•

awarded over $5.7 million of bonus Share compensation to Dr. Bokhari in February 2021 for services yet to be provided and close to $1 million in Shares and/or cash to the other directors (Stephen Buyer, Robert Ciaruffoli, James Datin, Gerald Goldberg and Larry Kaiser), the latter amount being almost twice the previous year’s compensation;

•	caused FSD to reimburse Dr. Bokhari’s privately owned and controlled company for over $1.4 million of expenses in 2020, with limited transparency or explanation;

•	failed to effectively implement the Company’s business plan to become a pharmaceutical and biotechnology company, having to date failed to meet any of their modest stated goals;

•	denied Shareholders any say on the change of the Company’s strategic focus, failing to hold a Shareholders’ meeting in 2020 and seeking to delay holding a meeting in 2021; and

•	taken retaliatory actions against Concerned Shareholders that have unnecessarily exposed FSD to liability.

The Concerned Shareholders are taking urgently needed action to preserve Shareholder value and rebuild the Company

FSD is a corporation in crisis. After its Class B Shares were listed on the Canadian Securities Exchange in May 2018, they started trading at roughly $25 per Share. The share price quickly rose, and on September 21, 2018, FSD’s shares were trading at almost $179 per Share, resulting in a market capitalization of approximately $1.34 billion.

That is no longer the case. Both FSD’s Share price and market capitalization have declined by a staggering amount. Since October 29, 2018, when Dr. Bokhari was appointed Interim Chief Executive Officer, the price of FSD’s Shares has fallen by over 97%, wiping out over $500 million in market capitalization. FSD management and the Board have been unable to address this situation and their recent actions have compounded Shareholder losses.

Having refocused the Company away from cannabis in early-2020 to become an early-stage pharmaceutical and biotechnology venture, Dr. Bokhari and the Board (other than Mr. Durkacz and Mr. Saeed) have failed to achieve even the most modest objectives of their business plan. What they have done is issue an extraordinary number of Class B Shares at very low prices and awarded themselves excessive and unjustified compensation. To compound these failures, Dr. Bokhari and the Board (other than Mr. Durkacz and Mr. Saeed) have made every effort to avoid being held accountable by Shareholders. Their conduct is unconscionable and must be stopped before all Shareholder value is destroyed.

On March 5, 2021, the Concerned Shareholders succeeded in obtaining a court order that (i) FSD accelerate the date of its long overdue annual meeting of Shareholders to May 14, 2021 (which will also be a special meeting), (ii) an independent person (rather than Dr. Bokhari) be appointed to chair the Meeting and (iii) Dr. Bokhari and the other directors (other than Mr. Durkacz and Mr. Saeed) not be permitted to cast the votes attached to their recently acquired Shares at the Meeting.

We are asking Shareholders to vote with the Concerned Shareholders at the Meeting to replace Dr. Bokhari, Stephen Buyer, Robert Ciaruffoli, James Datin, Gerald Goldberg and Larry Kaiser with a new board comprised of five highly-qualified individuals who are strongly motivated to restore FSD. These nominees are Anthony Durkacz, Zeeshan Saeed, Nitin Kaushal, Larry Latowski and Fernando Cugliari. Further details about these nominees are included below under “Election of Directors – Concerned Shareholders’ Nominees.”

FSD’s Recent History

As Shareholders are aware, the strategic direction of the Company has been under consideration for years. FSD’s business has shifted between the medical cannabis industry and the pharmaceutical and biotechnology space without defining a clear path. FSD’s initial focus was on the Canadian medical cannabis industry through its subsidiary, FV Pharma Inc. In September 2018, FSD decided to expand its line of business to focus on researching and developing novel cannibanoid-based medical treatments. In June 2019, FSD acquired Prismic Pharmaceuticals Inc. (“Prismic”), a U.S.-based pharmaceutical company focused on the research and development of a particular lead compound, FSD201 (the “FSD Compound”), for medical applications. Prismic was the first, and thus far only, strategic acquisition in the pharmaceutical and biotechnology sector rather than the cannabis sector.

Following FSD’s last shareholder meeting in December 2019, and without direct Shareholder input, the Board decided to refocus FSD’s business entirely away from cannabis and in favour of an exclusive focus on pharmaceuticals and biotechnology.

In doing so, Dr. Bokhari and the Board identified several key goals: (i) conducting a phase 2 clinical trial for the use of the FSD Compound in COVID-19 patients (the “Phase 2 Clinical Trial”), (ii) disposing of unnecessary assets, including the 620,000 square-foot cannabis processing facility in Cobourg, Ontario (the “Cobourg Property”) that has become obsolete under the new business plan and (iii) identifying strategic acquisition opportunities to diversify the Company’s business lines. In particular, the Board concluded that a strategic acquisition was an effective way to deploy the Company’s substantial cash reserves to accelerate the transition into a pharmaceutical and biotechnology company.

Failure to Advance Stated Goals

Dr. Bokhari and the Board have failed to achieve any of these objectives.

•	While the Phase 2 Clinical Trial was approved in September 2020, to date only one patient has been enrolled in the trial out of an “expected” 352 patients.

•	While the Company listed its Cobourg Property for sale in the first quarter of 2020, it remains unable to dispose of the property.

•	Management has failed to identify any viable or appropriate strategic acquisition opportunities.

During this 12-month period, FSD’s Share price has further declined from $5.70 on March 2, 2020 to $2.60 on March 1, 2021. This decrease has occurred at a time when the Nasdaq Composite Index has increased by over 50%.

Further Failures by Dr. Bokhari and the Board

In November 2020, as the price of the Shares approached new lows, Messrs. Durkacz and Saeed, founding directors of the Company and two of the Concerned Shareholders, spoke to Dr. Bokhari, about this lack of progress and identified what they believed was a promising strategic acquisition opportunity (the “Strategic Transaction”). They were disappointed that Dr. Bokahari showed no interest in considering the opportunity and, in December 2020, sought to have the Board reconsider Dr. Bokhari’s position.

While this might have been a simple difference of opinions on the perceived value of a strategic opportunity, which could have been easily debated among management and the Board and resolved, the circumstances that followed were something else entirely. The Concerned Directors quickly grew alarmed about FSD’s governance and the conduct of Dr. Bokhari and the Board (other than Mr. Durkacz and Mr. Saeed). Their concerns have only grown with the passage of time.

On December 16, 2020, Messrs. Durkacz and Saeed contacted the other Board members to propose a discussion of the Strategic Transaction. An independent member of the Board, Larry Kaiser, responded by suggesting a Board meeting be called and Dr. Bokhari replied to all Board members suggesting a Board call be scheduled for December 18, 2020. The following day, Dr. Bokhari cancelled the December 18, 2020 Board call with no explanation.

Consequently, on December 18, 2020, Messrs. Durkacz and Saeed exercised their right as directors to call a Board meeting to be held on Tuesday, December 22, 2020 (the “December 22 Board Meeting”). While several directors initially indicated their availability to attend the December 22 Board Meeting, Messrs. Durkacz and Saeed were later advised by FSD’s legal counsel in writing that a clear majority of the Board was unavailable to attend the December 22 Board Meeting and an alternate meeting was called for a month later on January 21, 2021. Dr. Bokhari later admitted that he told directors that they need not attend the December 22 Board Meeting if they did not want to. In fact, no directors other than Messrs. Durkacz and Saeed attended the December 22 Board Meeting.

Given the Company’s dire circumstances, Messrs. Durkacz and Saeed believed that the Board should be prepared to meet on a timely basis to consider the proposed Strategic Transaction and tried again to exercise their rights as directors to call a Board meeting – this time to be held on December 30, 2020 (the “December 30 Board Meeting”). Again Messrs. Durkacz and Saeed received a letter from FSD’s legal counsel stating that, contrary to prior correspondence with various directors who had indicated their availability, none of the members of the Board were available to attend the December 30 Board Meeting.

During this time, Messrs. Durkacz and Saeed made several requests for access to the Company’s minute books and related governance records as they became concerned about apparent governance shortcomings. The Company did not provide access to these materials. Dr. Bokhari claimed they were unavailable, though was later able to make them available within 24 hours when questioned about these records under oath during a cross-examination.

It became clear to Messrs. Durkacz and Saeed that Dr. Bokhari was actively obstructing them from exercising their rights as directors and that other Board members were supporting him. Messrs. Durkacz and Saeed were frustrated by the Board’s apparent lack of a sense of urgency to remedy the Company’s decline. While undertaking a strategic acquisition was a core component of the Company’s new business plan, no opportunities were currently under consideration, and none had been proposed during the many months that had passed since March 2020. As if to underscore the Company’s intransigence, on December 18, 2020, Mr. Durkacz received a further letter from the Company’s legal counsel essentially telling him to cease and desist from his efforts to have the Board consider the proposed opportunity. In this context, there appeared to be no effective path for advancing the Strategic Transaction, or any other strategic opportunity.

The Concerned Shareholders Call a Special Meeting

Following the failure of Board members to attend both the December 22 Board Meeting and the December 30 Board Meeting, Messrs. Durkacz and Saeed spoke with the other Concerned Shareholders on January 3, 2021 about the Company’s continuing decline in the face of the active obstruction of the Chief Executive Officer and other Board members. The Concerned Shareholders concluded that it was necessary to requisition a special meeting of Shareholders to be held as soon as reasonably possible to vote on replacing the directors, other than Messrs. Durkacz and Saeed, with new directors who were willing and able to assist with rebuilding the Company and recovering Shareholder value.

On January 4, 2021, the Concerned Shareholders requisitioned the Company’s directors to call a special meeting of shareholders to be held not later than March 15, 2021 (the “Requisition”). The purpose of the requisitioned meeting was to remove all of the members of the Board (other than Messrs. Durkacz and Saeed) and to elect Messrs. Latowsky, Cugliari and Kaushal as new directors of the Company.

The Company had not held an annual meeting of Shareholders since December 2019, prior to the change in business strategy, and it was time for the Shareholders to have a chance to vote on FSD’s future. The Board (other than Messrs. Durkacz and Saeed) delayed considering the Requisition for several weeks before responding by scheduling a meeting to be held on June 29, 2021, nearly six months after the date of the Requisition.

Dilution of Shareholder Interests Through Unnecessary Share Issuances

Since the date of the Requisition on January 4, 2021, the Company has issued a staggering number of Class B Shares – a number equal to over 83% of the Class B Shares outstanding on that date. It has done this at a time when the Share price has been close to its all-time lows and despite no apparent or budgeted need for additional cash reserves. This action has diluted Shareholder interests and further depressed Share prices.

In July 2020, the Company established a program for an at-the-market offering of its Class B Shares (the “2020 ATM Offering”) that allowed the Company to sell up to US$20,000,000 Class B Shares on the Nasdaq Capital Market (the “Nasdaq”). Prior to February 1, 2021, FSD had taken virtually no action under the 2020 ATM Offering. However, since the Requisition on January 4, 2021, the Company has issued over 7,412,574 Class B Shares under the 2020 ATM Offering for aggregate gross proceeds of US$19,976,512.33, with 99.2% of these Shares being issued between February 1 and 10, 2021.

According to the Company’s prospectus supplement dated February 11, 2021, the Class B Shares issued between February 1 and 10, 2021 were issued at a weighted average price of US$2.69 per Share. This can be compared to the average price of US$3.83 at which the Class B Shares were trading in the eight trading-day period following the launch of the 2020 ATM Offering. The Company made no use of the 2020 ATM Offering for months and then, following the Requisition (and despite a 30% drop in the Class B Share price), the Company issued the maximum number of Shares permitted under the 2020 ATM Offering.

On February 10, 2021, Dr. Bokhari called a Board meeting on a mere three hours’ notice to review and approve another at-the-market offering that would enable the Company to continue aggressively issuing and selling shares into the market. Messrs. Durkacz and Saeed objected in writing to this hastily called meeting but, nonetheless, the Board met without Messrs. Durkacz and Saeed and adopted a new at-the-market offering (the “2021 ATM Offering”) authorizing a further issuance of US$20,000,000 Class B Shares. From February 11, 2021 to March 12, 2021, the Company issued 7,247,288 Class B Shares under the 2021 ATM Offering, at a weighted average issue price of US$2.51 per Share, an even lower price than that received for the 2020 ATM Offering issuances.

As at March 16, 2021, the Company had issued a total of 15,953,378 Class B Shares in just seven weeks – over 83% of the total Class B Shares outstanding on January 4, 2021.

These recent Share issuances depart from any semblance of normal and appropriate governance process. The Board’s actions are harming all Shareholders by diluting the voting interest of all pre-existing Shareholders and, in turn, deflating FSD’s already depressed Share price, without any apparent justification. That is clearly evident by the sudden drop in the price of FSD’s Shares on February 11, 2021. Following disclosure of the 2021 ATM Offering, the trading price of FSD’s Shares fell from an opening price of US$4.33 to US$3.07, a 29% decline. As describe above, the weighted average issuance price under the 2021 ATM Offering has been even lower, at US$2.51 per Share.

These dilutive Share issuances are coming at a time when the trading price of the Class B Shares is at a low point and are entirely unnecessary to fund near-term expenses. Dr. Bokhari and the Board (other than Mr. Durkacz and Mr. Saeed) appear to be doing little to manage the Company’s capital-raising process to ensure the maximum benefit from the Company’s issuance of Class B Shares – a fact confirmed by Dr. Bokhari in cross-examination. In his own words, he explained that “capital raise must be an ongoing perpetual exercise” and “a prudent manager… is not in a position to determine… what is or is not a good share price… if a capital becomes available in an orderly fashion, you should continue to build your cash on balance sheet”.

This cavalier approach to the Company’s financing practices is harming all Shareholders and further depressing the Share price.

Self-Award of Exorbitant Compensation over the Past 12 Months

While Dr. Bokhari receives a nominal salary of $1 per year as a Chief Executive Officer, he has received excessive bonuses and has charged significant expenses to the Company. On February 23, 2020 and August 20, 2020, Dr. Bokhari received bonuses of $1.3 million and $2.5 million, respectively, both in the form of Class B Shares. In 2020, Dr. Bokhari’s privately owned and controlled company was reimbursed for over $1.4 million of expenses by the Company, with limited transparency or explanation as to the rationale for this extraordinary amount.

On February 10, 2021, following the Concerned Shareholders’ Requisition, Dr. Bokhari, Stephen Buyer, Robert Ciaruffoli, James Datin, Gerald Goldberg and Larry Kaiser awarded themselves further cash and Class B Shares for services yet to be provided. The value of the 1,173,709 Class B Shares awarded to Dr. Bokhari on February 10, 2021 was over $5.7 million, based on the closing price on that day. Board members Stephen Buyer, Robert Ciaruffoli, James Datin, Gerald Goldberg and Larry Kaiser awarded themselves compensation in the form of cash and Class B Shares equal to nearly $1 million. Compensation on this scale for serving a company the size of FSD, at a time when its Shares are trading at all-time lows and stock markets are at all-time highs, is unconscionable. Furthermore, the award of bonus compensation to Dr. Bokhari in advance of receiving his services is contrary to all normal conduct and is prohibited under the Company’s governing statute.

These extraordinary compensation and expense amounts are wholly inconsistent with the Company’s circumstances, performance and the loss of Shareholder value during the Board and Dr. Bokhari’s tenure. Dr. Bokhari and the Board are extracting the most compensation possible from a struggling Company before they lose the ability to reward themselves, without regard to the interests of Shareholders.

No member of the Board other than Messrs. Durkacz and Saeed has opposed any of these actions.

Dr. Bokhari’s Punitive Actions Against Concerned Shareholders

Dr. Bokhari has also used his position as the Company’s Chief Executive Officer to take direct actions against individual Concerned Shareholders. These improper punitive actions have exposed the Company to unnecessary legal claims.

Mr. Dutton, a Concerned Shareholder, is the co-founder of Prismic, which was acquired by the Company in June 2019. Following the acquisition, Mr. Dutton became a Company employee. He recently agreed to transition into a consulting role provided that the Company pay him the 10 months’ severance that was owing under his employment agreement. When Dr. Bokhari became aware that Mr. Dutton was a member of the Concerned Shareholders, he advised him, through Dr. Edward Brennan, the President of FSD’s biosciences division, to withdraw his support of the Requisition. Using Dr. Brennan as a conduit for his message, Dr. Bokhari threatened to terminate payment of the amounts owing to Mr. Dutton and ultimately acted on these threats by terminating the payments without any valid reasons.

Shockingly, this is not the only example of Dr. Bokhari abusing the power of his role to silence opposition to his conduct. Mr. Saeed, a Concerned Shareholder, is a co-founder of FSD. On December 23, 2020, the Company’s legal counsel wrote to him advising that a special committee of the Board was conducting an investigation into certain employment-related matters involving Mr. Saeed. Under oath during cross-examination, Dr. Bokhari has since acknowledged that there was no such special committee and that this was merely an independent action undertaken by him to attack Mr. Saeed for “insubordination” in the face of his challenges to the Company’s management. On January 25, 2021, Mr. Saeed was advised that he was being terminated for cause. The Company did not undertake any formal investigation or other appropriate human resources process to support this termination. In fact, reasons cited in the termination notice were without merit and the purported investigation process underlying these conclusions was a sham.

As with Mr. Dutton, this was an improper, personally motivated action taken to advance Dr. Bokhari’s fight against the Requisition and has exposed the Company to a claim for substantial financial damages, as well as harm to its reputation. At this time, Mr. Saeed is focused on addressing the Company’s challenges and has no interest in taking action to the detriment of all Shareholders. However, these instances serve as further examples of Dr. Bokhari’s erratic and harmful conduct and the Board’s unwillingness to challenge his abuse of power.

Court Ordered Meeting and Other Remedies

On March 4, 2021, the Concerned Shareholders brought an action in the Ontario Superior Court of Justice (Commercial List) (the “Court”) seeking an order that the Company accelerate the date of its annual Shareholders’ meeting from its proposed date of June 29, 2021. After hearing evidence regarding the conduct of Dr. Bokhari and the Board, the Court ordered the Company to hold a meeting of Shareholders on May 14, 2021. As a result, the special meeting called by the Concerned Shareholders for March 2021 will not be required.

As requested by the Concerned Shareholders, the Court also ordered that Dr. Bokhari not act as chair of the Meeting. Instead, an independent person will be appointed to ensure that the Meeting is run in a fair and orderly fashion.

As suggested by the Concerned Shareholders during the course of the hearing, the Court also ordered that the votes attached to shares issued since the date of the Requisition to Dr. Bokhari, Stephen Buyer, Robert Ciaruffoli, James Datin, Gerald Goldberg and Larry Kaiser, and any entities related to any of them, not be counted at the Meeting.

The Concerned Shareholders were relieved by the Court’s decision. It will allow Shareholders to expeditiously address the many issues arising from the misconduct of Dr. Bokhari and the members of the Board that have enabled him.

The Company’s Future

If elected at the Meeting, the Concerned Shareholders’ Nominees hope to restore FSD by:

•	acquiring biotechnology assets focused on legal medical cannabis and/or legal psychedelics to increase the Company’s drug development pipeline and reduce reliance on a single compound;

•

auditing the Company’s current Phase 2 Clinical Trial to determine its current viability and better understand the risks and costs so that appropriate budgets can be created and followed and to determine whether it should be continued;

•	implementing a strong financial and corporate governance framework so that directors and management are restricted in granting compensation to themselves at levels higher than industry standards;

•	implementing audits of prior compensation and expenses incurred by the Company; and

•	developing a robust investor relations function to better communicate FSD’s value to the investment community.

Conclusion

Dr. Bokhari and the Board members who are enabling him are destroying Shareholder value. The Share price has declined by over 97% and the Company’s market capitalization has shrunk by over $500 million since Dr. Bokhari was appointed Interim Chief Executive Officer on October 29, 2018.

During this time, the Board has attempted to refocus the Company as an early-stage pharmaceutical and biotechnology venture. Yet, it has failed to achieve any of its stated goals, deferred holding a Shareholder meeting and actively obstructed two founding directors who have questioned Dr. Bokhari’s leadership and the complacency of other Board members.

In the face of these challenges, and with clear disregard to the interests of Shareholders, the Board has aggressively issued an extraordinary number of Shares in just seven weeks – equal to over 83% of the number outstanding on January 4, 2021.

As a reward for its failings, the Board in February 2021 has issued itself, and Dr. Bokhari in particular, an excessive amount of compensation for a company in FSD’s circumstances and size, in aggregate equal to the market value of approximately $6.6 million (as at the closing price of February 10, 2021).

The Board (other than Concerned Shareholders) have enabled Dr. Bokhari despite his poor performance and have disregarded his misconduct, including threatening two of the Concerned Shareholders and taking actions that have gratuitously exposed the Company to legal actions.

The Concerned Shareholders have taken action, both by requisitioning a special meeting and later by Court action at their personal cost, to compel the Company to hold the Meeting in a timely fashion in order to address the continued erosion of Shareholder value as soon as possible. The Court order will help ensure that the Meeting is conducted in a fair and effective manner so that the will of the Shareholders will be recognized and respected.

The Board’s ineffective oversight of management and outrageous self-awards of bonus compensation are accelerating the Company’s decline and must be stopped. This utter failure to address the Company’s urgent needs, or even achieve stated goals, has been compounded by recent misconduct of the Board and management.

Dr. Bokhari and the Board have:

•	failed to address the dramatic loss of Shareholder value,

•	massively diluted Shareholder interests,

•	enriched themselves,

•	failed to implement the Company’s business plan to become a pharmaceutical and biotechnology company,

•	denied Shareholders any say on the Company’s strategic refocus, and

•	taken retaliatory actions against Concerned Shareholders.

Shareholders are urged to monitor the Concerned Shareholders’ press releases and other filings at www.RestoreFSD.com to ensure they have all the information they require to take necessary action within the prescribed time periods in order to show their support for the Concerned Shareholders’ proposed changes to the Board.

ELECTION OF DIRECTORS

Current Board of Directors

To the knowledge of the Concerned Shareholders, the current Board is comprised of the following eight individuals: Dr. Bokhari, Stephen Buyer, Robert Ciaruffoli, James Datin, Gerald Goldberg, Larry Kaiser, Anthony Durkacz and Zeeshan Saeed. Each such director currently holds office until the next annual meeting of the Company or until a successor is elected or appointed.

The Concerned Shareholders do not currently know which, if any, of these individuals FSD will nominate for election to the Board at the Meeting; however, we expect details will be provided in the Management Circular expected to be issued in respect of the Meeting, once filed.

Information regarding the current Board members’ location of residence, term of office, Board committee membership(s), present principal occupation, business or employment, positions held at the Company or any of its subsidiaries and securities of the Company or its subsidiaries beneficially held, other than in respect of Messrs. Durkacz and Saeed, is not within the knowledge of the Concerned Shareholders, as the Concerned Shareholders only have access to public information regarding FSD. For this information, please refer to the Company’s management information circular dated November 14, 2019 filed in respect of the Company’s annual Shareholders’ meeting held on December 16, 2019 and to the Management Circular expected to be issued in respect of the Meeting, once filed, and other continuous disclosure filed by the Company on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Concerned Shareholders’ Nominees

The Concerned Shareholders propose to nominate the five highly qualified and experienced individuals set out below for election to the Board at the Meeting, three of which would be new and independent directors. The following table sets out, in respect of each Concerned Shareholders’ Nominee, the individual’s name, province or state and country of residence, age, the individual’s present occupation and principal occupation over the previous five years, and the number of Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, by such individual:

Name, Province or State and Country of Residence, and Age of Nominee(1)	Present Principal Occupation and Occupation(s) for the Previous Five Years	Number of Shares Beneficially Owned, Controlled or Directed, Directly or Indirectly(3)
Anthony Durkacz Toronto, Ontario, Canada Age: 45	Director of FSD since June 18, 2018; Director and Executive Vice-President of First Republic Capital Corporation since 2014; President of Fortius since 1999.	450,058(4)

Zeeshan Saeed Mississauga, Ontario, Canada Age: 51	Director of FSD since May 24, 2018; President from May 2019 to January 25, 2021; Executive Vice President of FV Pharma Inc. from December 1, 2017 to May 2019; Consultant to FV Pharma Inc. from October 2013 to December 2017; President of ZZ Telecommunications Inc. from April 2003 to December 2017.	504,476(5)

Nitin Kaushal(2) Richmond Hill, Ontario, Canada Age: 55	President of Anik Capital Corp. since March 2020; Managing Director in the corporate finance practice at PricewaterhouseCoopers from 2012 to February 2020.	Nil

Lawrence (Larry) Latowsky(2) Aurora, Ontario, Canada Age: 61	Chief Executive Officer of Canntab Therapeutics Ltd. since June 2020; Chairman and Chief Executive Officer of Top Drug Corp. from 2014 to 2020.	Nil

Fernando Cugliari(2) Crystal Harbour, Grand Cayman, Cayman Islands Age: 45	International Investment Advisor at CIBC FirstCaribbean International Bank since May 2018; Head of the Private Client and Private Equity Group at Etienne Blake Attorneys at Law from November 2017 to April 2018; General Counsel and Chief Operating Officer of FasPay Global from September 2016 to September 2017; Associate Portfolio Manager & International Investment Advisor at RBC Wealth Management from June 2012 to May 2016.	Nil

(1)	The information concerning each of the Concerned Shareholders’ Nominees in this table has been furnished by the respective Concerned Shareholders’ Nominee.
(2)

These Concerned Shareholders’ Nominees have not been and are not currently directors of the Company, nor have these Concerned Shareholders’ Nominees held any other position or office with the Company or any of its affiliates in the past five years.

(3)	Reflects ownership as of the date hereof.
(4)	See “About the Concerned Shareholders – Anthony Durkacz and Fortius Research and Trading Corp.” for further details.
(5)	See “About the Concerned Shareholders – Zeeshan Saeed” for further details.

Each of the Concerned Shareholders’ Nominees has consented to being named as a nominee in this Circular. It is not contemplated that any of the Concerned Shareholders’ Nominees will be unable to stand for election to the Board at the Meeting or to serve as a director if elected.

To the knowledge of the Concerned Shareholders, there are no arrangements or understandings between any of the Concerned Shareholders’ Nominees and any other person or company pursuant to which the Concerned Shareholders’ Nominees are to be elected. The Concerned Shareholders acknowledge that if the Concerned Shareholders’ Nominees are elected or appointed to the Board, all of their activities and decisions as a director will be governed by applicable law and subject to the directors’ fiduciary duties to the Company and the Shareholders, as applicable, and, as a result, there is, and can be, no agreement between the Concerned Shareholders’ Nominees and the Concerned Shareholders that governs the decisions which the Concerned Shareholders’ Nominees will make as directors of the Company.

If elected, each of the Concerned Shareholders’ Nominees and other elected members of the Board will hold office until the close of the Company’s next annual meeting of Shareholders or until a successor has been elected or appointed in accordance with the Company’s articles and by-laws, unless his or her office is earlier vacated. If elected, the Concerned Shareholders’ Nominees will be required to discharge their duties as directors of the Company consistent with all applicable legal requirements, including fiduciary obligations imposed on all corporate directors.

The Concerned Shareholders’ Nominees are highly experienced and qualified business leaders from a broad range of sectors. Each of the Concerned Shareholders’ Nominees is committed to using his own independent business judgment, gained over decades of business leadership, to create long-term value for all Shareholders.

Biographies for each of the Concerned Shareholders’ Nominees

Anthony Durkacz

Mr. Durkacz has served as a director and the Executive Vice-President of First Republic Capital Corporation since 2014. Prior to co-founding the Company, Mr. Durkacz was President of Capital Ideas Investor Relations. He previously served as the Chief Financial Officer and a director of Snipp Interactive Inc., a global marketing solutions company that provides a modular software-as-a-service technology suite. Mr. Durkacz was instrumental in the financing and public listing of Snipp Interactive Inc. with operations in Canada, the United States of America, Mexico and India. From 2006 to 2009, he served as Chief Operating Officer and Chief Financial Officer of MKU Canada Inc. and engaged in mergers and acquisitions of companies around the world. Mr. Durkacz also served as the Chief Financial Officer and a director of Astris Energi Inc., a dual-listed public company in the United States and Canada which was acquired by an international conglomerate. Mr. Durkacz began his career at TD Securities on the capital markets trading floor. He holds an Honours Bachelor of Business Administration from Brock University with a major in both Accounting and Finance.

For more information about Mr. Durkacz, see “About the Concerned Shareholders – Anthony Durkacz and Fortius Research and Trading Corp.”.

Zeeshan Saeed

As a founder of the Company, Mr. Saeed was instrumental in raising the initial seed capital and assisted FSD’s transition into a public company. He played a key role in bringing together a team of professionals to facilitate crucial relationships and develop the Company’s business plan. Prior to founding the Company, Mr. Saeed served as President of ZZ Telecommunications Inc., a long-distance telecommunications common carrier. He has experience in international capital markets and has helped various start-ups with raising initial funding and obtaining listings on various stock exchanges. Before entering capital markets, Mr. Saeed was the founder and Chief Executive Officer of Platinum Telecommunications Inc. He has a Bachelor of Science in Mechanical Engineering.

For more information about Mr. Saeed, see “About the Concerned Shareholders – Zeeshan Saeed”.

Nitin Kaushal

Since March 2020, Nitin Kaushal has served as President of Anik Capital Corp., his family’s holding company. In February 2020, he retired from PricewaterhouseCoopers Canada (“PwC”) where he was a Managing Director in the corporate finance practice, which focused on the pharmaceutical and healthcare spaces. He had worked at PwC since 2012. Mr. Kaushal has over 30 years of experience in the healthcare and financial services industries, focusing on the biotechnology, medical devices and healthcare services markets. He was a Managing Director of leading healthcare investment banking teams at a number of Canadian investment banks including Desjardins Securities Inc., Orion Securities Inc., Vengate Capital, HSBC Securities Inc. and Gordon Capital. He has been involved in over 50 mergers and acquisitions, strategic advisory roles and licensing assignments for a range of companies from early-stage biotechnology companies to large pharmaceutical companies. He has participated in capital market transactions ranging from private placements to initial public offerings to bought deal underwritings in excess of $2B and has been a speaker at leading biotech conferences, including BIO and BioFinance. His entry into the biotech/healthcare space was in 1991 with MDS Capital Corp., a leading healthcare venture capital firm.

Mr. Kaushal sits on a number of public and private company boards in the biotech and healthcare space, including Delta 9 Cannabis Inc., The Valens Company Inc., High Tide Inc. VieMed Healthcare Inc., Starton Therapeutics Inc., Flower One Holdings Inc., PsyBio Therapeutics Corp. and 3 Sixty Risk Solutions Ltd. (“3 Sixty”). Mr. Kaushal has a Bachelor of Science in Chemistry from the University of Toronto and is a Chartered Professional Accountant.

Lawrence (Larry) Latowsky

Mr. Latowsky is currently Chief Executive Officer of Canntab Therapeutics Ltd., an innovator in cannabinoid and terpene blends in hard pill form for therapeutic application. Mr. Latowsky has held a number of leadership positions throughout his career, including Chairman and Chief Executive Officer of Top Drug Corp. from 2014 to 2020 and previously President and CEO of Katz Group Canada, overseeing the largest network of pharmacy retailers in Canada operating as Rexall, Pharmaplus, IDA and Guardian Drugstores. Mr. Latowsky also led Propharm Technology and DC Labs, a vertical manufacturing and packaging division of pharmaceuticals and over-the-counter drug store product. Mr. Latowsky is a graduate of the University of Toronto Rotman Business School and Institute of Corporate Directors of Canada program and has served on many profit and non-profit boards, including as Chairman of the board for Well.ca, one of Canada’s leading E-commerce companies. Mr. Latowsky’s experience is a unique blend of traditional retail bricks and mortar, distribution, manufacturing and e-commerce/internet-based marketing and sales.

Fernando Cugliari

Mr. Cugliari has over 20 years of experience in finance and law, and is an attorney qualified to practice in Ontario and the Cayman Islands. Mr. Cugliari is currently an International Investment Advisor at CIBC FirstCaribbean International Bank, where he provides comprehensive investment advisory services to high and ultra-high-net-worth individuals and their families, as well as insurance, corporate, institutional and pension fund clients. From November 2017 to April 2018, Mr. Cugliari worked as the Head of the Private Client and Private Equity Group at Etienne Blake Attorneys at Law, a law firm in the Cayman Islands, and from September 2016 to September 2017 he worked as General Counsel and Chief Operating Officer for FasPay Global, an international financial and payments technology company. He previously held senior positions in law firms in Ontario.

Independence

Nitin Kaushal, Lawrence Latowsky and Fernando Cugliari are “independent” of FSD within the meaning of National Instrument 58-101 – Disclosure of Corporate Governance Practices and National Instrument 52-110 – Audit Committees. Further, all of the Concerned Shareholders’ Nominees are “financially literate” and have the skills required in order to be members of the Audit Committee of FSD. Following the election of the Concerned Shareholders’ Nominees, we expect that the resulting Board will be composed of a majority of independent directors.

Messrs. Durkacz and Saeed have been employees and/or executive officers of the Company within the past three financial years. Mr. Durkacz served as the Company’s Executive Co-Chairman from October 2018 to November 17, 2020. Mr. Saeed served as President of FSD from May 2019 to January 25, 2021 and Executive Vice President of FV Pharma Inc., as subsidiary of the Company, from December 1, 2017 to May 2019. For more information about Messrs. Durkacz and Saeed, see “About the Concerned Shareholders” and “– Concerned Shareholders’ Nominees”.

Cease Trade Orders and Bankruptcies

Except as disclosed below, to the knowledge of the Concerned Shareholders, no Concerned Shareholders’ Nominee (or a personal holding company of such Concerned Shareholders’ Nominees) is, or has been, within 10 years before the date of this Circular, a director or executive officer of any company that:

(a)

was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, in each case, that was in effect for a period of more than 30 consecutive days (an “order”) that was issued while the Concerned Shareholders’ Nominee was acting in the capacity as a director or an executive officer;

(b)

was subject to an order that was issued after the Concerned Shareholders’ Nominee ceased to be a director or executive officer in the company being the subject of an order and which resulted from an event that occurred while that Concerned Shareholders’ Nominee was acting in the capacity as director or executive officer; or

(c)

has, while the Concerned Shareholders’ Nominee was acting in that capacity or within a year of ceasing to act in the capacity of a director or executive officer, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Mr. Kaushal has been serving as a director of 3 Sixty since June 2019. On June 9, 2020, 3 Sixty announced that it was not able to file its annual financial statements and accompanying management’s discussion and analysis for the financial year ended December 31, 2019 within the period prescribed for such filings. 3 Sixty made an application for a management cease trade order (the “MCTO”) and, on June 18, 2020, the MCTO was issued by the Ontario Securities Commission (the “OSC”) and restricted all trading in securities of 3 Sixty by its directors and officers until two business days following the completion of the required filings. On July 15, 2020, the OSC revoked the MCTO and issued a failure-to-file cease trade order (the “FFCTO”) in replacement of it, ordering that all trading in the securities of 3 Sixty would cease, except in accordance with the conditions of the FFCTO, if any, for so long as the FFCTO remains in effect. As of the date of this Circular, the FFCTO remains in effect. According to 3 Sixty’s public disclosure, it will seek to have the FFCTO revoked and trading reinstated once all outstanding continuous disclosure documents have been filed.

To the knowledge of the Concerned Shareholders, none of the Concerned Shareholders’ Nominees have, within 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromised with creditors, or had a receiver, manager or trustee appointed to hold their assets.

Penalties and Sanctions

To the knowledge of the Concerned Shareholders, none of the Concerned Shareholders’ Nominees have been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority, entered into a settlement agreement with a securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would be likely be considered important to a reasonable securityholder making a decision about whether to vote for any Concerned Shareholders’ Nominee.

HOW THE CONCERNED SHAREHOLDERS WILL VOTE

At the Meeting, the representatives of the Concerned Shareholders currently intend, unless instructed otherwise by a Shareholder depositing a proxy, to cast the votes represented by each proxy deposited by Shareholders in favour of the Concerned Shareholders’ proxyholders FOR the election of the five Concerned Shareholders’ Nominees to the Board, in place of any nominees to be proposed for election by the Company, although the actual number of Concerned Shareholders’ Nominees may be different, depending on the number of directors nominated by the Company for election at the Meeting. See “Election of Directors” for further details.

ABOUT THE CONCERNED SHAREHOLDERS

None of the Concerned Shareholders are or have been a dissident within the preceding 10 years.

Anthony Durkacz and Fortius Research and Trading Corp.

Mr. Durkacz is a co-founder, director, and significant Shareholder of the Company. From October 2018 to November 17, 2020, he served as the Executive Co-Chairman of the Company. Since June 2019, Mr. Durkacz has served as a director and Chairman of the Board of World Class Extractions Inc., a cannabis extraction company. Since 1999, Mr. Durkacz has served as President of Fortius. Mr. Durkacz has served as Executive Vice President and a director of First Republic since January 2014.

Mr. Durkacz beneficially owns, directly or indirectly, or exercises control or direction over, a total of 24 Class A Shares and 450,058 Class B Shares, as well as 99,502 options and 199,004 warrants exercisable into Class B Shares, of which Fortius is the registered owner of all 24 Class A Shares and 106,043 Class B Shares and First Republic is the registered owner of 170,418 Class B Shares. On June 10, 2019, Mr. Durkacz purchased 12 Class A Shares for $26 per Share. On March 5, 2020, Mr. Durkacz sold 12 Class A Shares for $10 per Share.

Mr. Durkacz currently resides at 3006-2045 Lakeshore Blvd. W., Toronto, ON, M8V 2Z6, Canada.

Fortius provides financial consulting services and Mr. Durkacz is the sole owner, officer and director. The registered and head office of Fortius is located at Mr. Durkacz’s address.

Zeeshan Saeed

Mr. Saeed is a co-founder, director and significant Shareholder of the Company. Mr. Saeed also served as President of the Company from May 2019 to January 25, 2021. From December 1, 2017 to May 2019, Mr. Saeed served as Executive Vice President of FV Pharma Inc., a subsidiary of the Company and a former licensed producer of cannabis in Canada under the Cannabis Act (Canada). From October 2013 to December 2017, he provided consulting services to FV Pharma Inc. From April 2003 to December 2017, Mr. Saeed served as President of ZZ Telecommunications Inc.

Mr. Saeed beneficially owns, directly or indirectly, or exercises control or direction over, 24 Class A Shares, 504,476 Class B Shares and 199,004 options exercisable into Class B Shares, of which Xorax is the registered owner of all 24 Class A Shares and 317,543 Class B Shares. On June 10, 2019, Mr. Saeed purchased 12 Class A Shares for $26 per Share. On March 5, 2020, Mr. Saeed sold 12 Class A Shares for $10 per Share.

Mr. Saeed currently resides at 3688 Stratton Woods Court, Mississauga, ON, L5L 4V2, Canada. The registered and head office of FV Pharma Inc. is located at 1 Rossland Road West Suite 202, Ajax, ON, L1Z 1Z2, Canada. The registered and head office of ZZ Telecommunications Inc. is located at Mr. Saeed’s address.

Zachary Dutton

Mr. Dutton is currently an independent contractor and angel investor. Mr. Dutton previously served as President from November 2011 to April 2019 and Chief Executive Officer from April 2018 to June 2019 of Prismic. Following the acquisition of Prismic by the Company in July 2019, Mr. Dutton continued as Chief Executive Officer of Prismic from July 2019 to December 2020.

Mr. Dutton beneficially owns, directly or indirectly, or exercises control or direction over, 226,890 Class B Shares, of which 13,986 are registered to the Dutton Family Trust and 48,492 are registered to DCM Prismic Holdings, LLC. On June 28, 2019, Mr. Dutton was issued 164,412 Class B Shares in connection with the acquisition of Prismic by the Company.

Mr. Dutton currently resides at 650 South Rd., Holden, Massachusetts, 01520, United States of America. The registered and head office of Prismic is located at 474, Grove Street, Suite 740, Worcester, Massachusetts, USA, 01605. The registered offices of DCM Prismic Holdings, LLC and the Dutton Family Trust are located at Mr. Dutton’s address.

Andrew Durkacz & Gloria Durkacz

Andrew Durkacz and Gloria Durkacz are retired and have held no principal occupation or employment during the past five years. Andrew and Gloria Durkacz reside at 158 Chapman Road, Toronto, ON, M9P 164, Canada. Together, they beneficially own, directly or indirectly, or exercise control or direction over, 15,732 Class B Shares.

The following table provides the dates and amounts relating to sales of Class B Shares by Andrew and Gloria Durkacz in the preceding two years:

Date	Type of Securities	Number of Shares	Price per Share
April 2, 2019	Class B Shares	995	$45.23
April 3, 2019	Class B Shares	995	$44.28
April 4, 2019	Class B Shares	497	$44.27
April 4, 2019	Class B Shares	497	$45.27
April 5, 2019	Class B Shares	497	$44.27
April 5, 2019	Class B Shares	497	$44.27
May 22, 2019	Class B Shares	1,990	$47.24
May 23, 2019	Class B Shares	1,889	$46.23
May 27, 2019	Class B Shares	1,791	$43.22
June 3, 2019	Class B Shares	1,990	$37.19
June 4, 2019	Class B Shares	1,194	$37.53
July 29, 2019	Class B Shares	2,487	$24.13
August 19, 2019	Class B Shares	2,985	$20.10

First Republic Capital Corp.

First Republic is an exempt market dealer in Canada. Richard Goldstein is a director and the President and Anthony Durkacz is the majority owner as well as a director and Executive Vice President. First Republic holds 163,254 warrants, exercisable into Class B Shares, for the benefit of certain dealer representatives (which, for greater certainty, do not include Mr. Durkacz). On October 16, 2019, First Republic exercised warrants to purchase 11,970 Class B Shares at a price of $7.638 per Class B Share. The registered and head office of First Republic is located at 55 University Avenue, Suite 1002, Toronto, Ontario, M5J 2H7, Canada.

Richard Goldstein has been serving as President and a director of First Republic since 2006. Mr. Goldstein beneficially owns, directly or indirectly, or exercises control or direction over, 7,000 Class B Shares. Richard Goldstein currently resides at 411 Cranbrooke Ave., Toronto, ON, M5M 1N4, Canada.

Xorax Family Trust

Xorax is a family trust. Since 2013, Rehan Saeed has served as the trustee and Zeeshan Saeed has served as the alternate trustee. The registered and head office of Xorax is located at 3688 Stratton Woods Court, Mississauga, ON, L5L 4V2, Canada.

Since 2007, Rehan Saeed has been a principal shareholder and director of AYA Financial Inc. Rehan Saeed beneficially owns, directly or indirectly, or exercises control or direction over, 73,359 Class B Shares, of which 37,000 are registered to Legacy Family Trust, and 100,000 options exercisable into Class B Shares. On behalf of Rehan Saeed, Legacy Family Trust sold 38,823 Class B Shares on February 9, 2021 for $3.80 per Share and another 30,000 Class B Shares on February 10, 2021 for US$3.80 per Share. Rehan Saeed currently resides at 3682 Stratton Woods Court, Mississauga, ON, L5L 4V2, Canada. The registered and head office of AYA Financial Inc. is located at 60 Columbia Way, Suite 207, Markham, ON, L3R 0C9, Canada. The registered and head office of the Legacy Family Trust is located at Rehan Saeed’s address.

GENERAL PROXY INFORMATION

Appointment of Proxies

The Concerned Shareholders have not yet prepared a form of proxy for use at the Meeting. Once the Company has issued its notice of meeting and Management Circular, the Concerned Shareholders will provide a form of proxy, together with the Final Concerned Shareholders’ Circular, which will contain instructions on how to submit your proxy.

A Shareholder has the right to appoint a person or company (who need not be a Shareholder) other than the persons designated in any form of proxy provided to the Shareholder to represent the Shareholder at the Meeting. You will be able to exercise this right by inserting the name of the person you wish to appoint as your representative in the blank space provided in the form of proxy to be provided or by submitting another appropriate form of proxy. If you beneficially own your Shares but are not the registered holder, see “– Non-Registered (Beneficial) Holders of Shares” of this Circular for important information about how to appoint a representative of the Concerned Shareholders as proxyholder for your Shares.

A properly completed form of proxy will automatically revoke an earlier form of proxy deposited by you in respect of the Meeting. If you are a registered holder of Shares you may also revoke a proxy you have already given to management or any other form of proxy previously given by you by attending the Meeting and indicating your wish to vote at the Meeting.

Corporate Shareholders

Any Shareholder that is a corporation may, by resolution of its directors or other governing body, authorize such person as it thinks fit to exercise, in respect of and at the Meeting, the same powers on behalf of the corporation as that corporation could exercise if it were an individual Shareholder personally present, including the right (unless restricted by such resolution) to appoint a proxyholder to represent such corporation. Evidence in writing of the appointment of any such representative should accompany a corporate Shareholder’s completed proxy.

Revocation of Proxies

The Concerned Shareholders are not requesting that Shareholders submit a proxy at this time. Once the Concerned Shareholders have commenced a formal solicitation of proxies, a registered holder of Shares that gives a proxy may revoke it:

(a)

by completing and signing a valid proxy bearing a later date and returning it in accordance with the instructions contained in the form of proxy to be provided by the Concerned Shareholders, or as otherwise provided in the Final Concerned Shareholders’ Circular, once made available to Shareholders;

(b)

by depositing an instrument in writing executed by you or by your attorney authorized in writing, as the case may be: (i) at the registered office of the Company, at any time up to and including the last business day preceding the day of the Meeting or any adjournment or postponement of the Meeting is to be held, or (ii) with the Chair of the Meeting prior to its commencement on the day of the Meeting or any adjournment or postponement of the Meeting; or

(c)	in any other manner permitted by law.

If you are the beneficial owner, but not the registered holder, of your Shares, see “– Non-Registered (Beneficial) Holders of Shares” of this Circular for instructions on how to revoke any proxies you give in connection with the Meeting.

Voting of Shares Represented by Proxy

The Concerned Shareholders’ representatives designated in the proxy to be deposited by you once such form of proxy is made available by the Concerned Shareholders, as provided in this Circular and the Final Concerned Shareholders’ Circular, will vote (or withhold from voting) your Shares represented by that proxy in accordance with your instructions on any ballot that may be called at the Meeting.

If you specify a choice with respect to voting in the form of proxy to be provided by the Concerned Shareholders, your Shares will be voted or withheld accordingly. If you do not specify a choice in such proxy or in an otherwise valid proxy, your Shares to which the proxy pertains will be voted FOR the election of the five Concerned Shareholders’ Nominees to the Board, and otherwise in the manner described in the Final Concerned Shareholders’ Circular.

The form of proxy to be provided by the Concerned Shareholders with the Final Concerned Shareholders’ Circular will confer discretionary authority upon the persons named therein to vote in the judgment of those persons in respect of amendments or variations, if any, which may properly come before the Meeting. As of the date of this Circular, the Concerned Shareholders know of no other matters to come before the Meeting other than as set forth herein. Should any other matters properly come before the Meeting, Shares represented by the relevant proxies will be voted on those matters in accordance with the judgment of the Concerned Shareholders’ representatives designated in the form of proxy to be provided by the Concerned Shareholders.

Non-Registered (Beneficial) Holders of Shares

Only registered holders of Shares, or the persons they appoint as their proxyholders, will be entitled to vote at the Meeting. However, in many cases, Shares beneficially owned by a holder (a “Non-Registered Holder”), are registered in the name of either:

(a)

an intermediary (each an “Intermediary”) that the Non-Registered Holder deals with in respect of Shares. Intermediaries include banks, trust companies, securities dealers or brokers, and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or

(b)	a depository (such as CDS Clearing and Depository Services Inc. in Canada or The Depository Trust Company in the United States).

The Concerned Shareholders expect to make the Final Concerned Shareholders’ Circular and a form of proxy and/or voting instruction form available to the Intermediaries or their designates for distribution to Non-Registered Holders in connection with the Meeting once the Record Date (as defined below) has occurred. Intermediaries will be required to forward copies of the Final Concerned Shareholders’ Circular and any form of proxy or voting instruction form provided to them to Non-Registered Holders. The purpose of these procedures is to permit Non-Registered Holders to direct the voting of Shares they beneficially own. If you are a Non-Registered Holder and receive the Final Concerned Shareholders’ Circular or receive a form of proxy or voting instruction form on behalf of the Concerned Shareholders, please sign and return the form of proxy or voting instruction form in accordance with the directions provided by your Intermediary and set out in such form.

Without specific instructions, Intermediaries will be prohibited from voting Shares for their clients. Therefore, Non-Registered Holders should ensure that instructions respecting the voting of their Shares are communicated to the appropriate person by the appropriate time. A Non-Registered Holder cannot use a voting instruction form to vote Shares directly at the Meeting. Voting instructions must be returned sufficiently in advance of the Meeting to have those Shares voted. Further details will be set out in the applicable form of proxy or voting instruction form provided to Shareholders at the appropriate time. Each Intermediary has its own procedures which should be carefully followed by Non-Registered Holders to ensure that your Shares are voted by the Intermediary on your behalf at the Meeting. These procedures may allow for voting by telephone, via the Internet, by mail and/or by facsimile. The applicable instructions for each such method of voting will be set out in the form of proxy or voting instruction form provided to you directly by the Intermediary.

Non-Registered Holders will not have the automatic right to attend and vote their Shares directly at the Meeting. If you are a Non-Registered Holder and wish to attend and vote your Shares directly at the Meeting, you should contact your Intermediary and follow their instructions for completion and return of the form of proxy or voting instruction form provided to you directly by them, once received.

The majority of brokers and nominees in Canada and the United States now delegate responsibility for obtaining instructions from clients to Broadridge Investor Communications Solutions, Canada and its counterpart in the United States (“Broadridge”). Broadridge typically mails voting instruction forms to Non-Registered Holders and asks Non-Registered Holders to return the forms to Broadridge. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Shares to be represented at the Meeting. A Non-Registered Holder receiving a voting instruction form from Broadridge cannot use that form to vote Shares directly at the Meeting. The form must be returned to Broadridge well in advance of the Meeting in order to have the Shares voted.

A Non-Registered Holder will be entitled to revoke a form of proxy or voting instruction form given to an Intermediary at any time by written notice to the Intermediary in accordance with the instructions given to the Non-Registered Holder by its Intermediary.

The securityholder materials may be sent to both registered Shareholders and Non-Registered Holders. If you are a Non-Registered Holder, and the Concerned Shareholders or its agent sends the Final Concerned Shareholders’ Circular and other proxy materials directly to you, your name and address and information about your holdings of securities will have been obtained in accordance with applicable securities regulatory requirements from the Company or from the Intermediary holding the Shares on your behalf.

Further voting instructions will be provided in the Final Concerned Shareholders’ Circular.

Solicitation of Proxies

This solicitation is made by the Concerned Shareholders and is not made by or on behalf of management of the Company. Proxies for the Meeting may be solicited by mail, telephone, email or other electronic means as well as by newspaper or other media advertising, and in person by the Concerned Shareholders. In addition, the Concerned Shareholders may solicit proxies in reliance upon the public broadcast exemption to the solicitation requirements under applicable Canadian corporate and securities laws, conveyed by way of public broadcast, including through press releases, speeches or publications, and by any other manner permitted under applicable Canadian laws. The Concerned Shareholders may engage the services of one or more agents and authorize other persons to assist it in soliciting proxies on behalf of the Concerned Shareholders.

The Concerned Shareholders have retained Carson Proxy as an information agent and to assist in the solicitation of proxies on behalf of the Concerned Shareholders for use at the Meeting. The Concerned Shareholders anticipate the estimated cost of engaging Carson Proxy will be up to $125,000, plus the reimbursement of reasonable out-of-pocket expenses. The costs of solicitation by or on behalf of the Concerned Shareholders will be borne by the Concerned Shareholders.

The Concerned Shareholders’ proxy solicitation agent, Carson Proxy can be contacted by email at info@carsonproxy.com or by telephone at 1-800-530-5189 (toll-free) and 416-751-2066 (collect).

No person is authorized to give information or to make any representations other than those contained in this Circular and, if given or made, such information or representations must not be relied upon as having been authorized by the Concerned Shareholders to be given or made.

Meeting Information

The Court has ordered that the Meeting be held on May 14, 2021. Details with respect to the Meeting, including the location and time of the Meeting and, if held virtually, how to access the Meeting, will be included in the Management Circular, once filed. The Concerned Shareholders will also provide Shareholders with the Meeting details, once available, and any updates with respect to matters discussed herein at www.RestoreFSD.com.

OUTSTANDING SHARES AND PRINCIPAL HOLDERS

Shareholders Entitled to Vote

The Company has set April 14, 2021 as the record date for notice of the Meeting and for voting in respect of the Meeting (the “Record Date”). Each registered Shareholder and duly appointed and registered proxyholder is entitled to 276,660 votes per Class A Share held and one vote per Class B Share held as of the Record Date. According to the Company’s management’s discussion and analysis of financial condition and results of operations dated March 16, 2021 (the “March 16, 2021 MD&A”), 72 Class A Shares, 35,114,998 Class B Shares, options to purchase 1,628,013 Class B Shares and warrants to purchase 6,749,109 Class B Shares were issued and outstanding as of such date. Although currently unknown to the Concerned Shareholders, the number of outstanding Shares and the number of Shares entitled to be voted on each matter to be acted on at the Meeting will be determined as of the Record Date and is expected to be set out in a Management Circular, once filed.

Principal Holders

Information regarding the beneficial ownership, control or direction over Shares held by Shareholders other than the Concerned Shareholders is not within the knowledge of the Concerned Shareholders. For this information, please refer to the Management Circular, once filed, and other continuous disclosure filed by the Company on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

As of the date of this Circular, the Share holdings of each of Mr. Saeed and Mr. Durkacz individually, as well as the Concerned Shareholders as a group, are as follows:

Name	Type of Ownership	Number of Class A Shares Owned	Number of Class B Shares Owned(1)	Percentage of Total Eligible Votes(1)
Zeeshan Saeed(2)	Direct/Indirect	24	504,476	12.98%
Anthony Durkacz(2)	Direct/Indirect	24	450,058	12.88%
Concerned Shareholders(2)	Direct/Indirect	48	1,197,156	26.31%

Notes:

(1)

On the basis of 72 Class A Shares and 35,114,998 Class B Shares outstanding as of March 16, 2021, according to the March 16, 2021 MD&A. Each Class A Share has 276,660 votes per share, and each Class B Share has one vote per share. Except as required by the OBCA or the Company’s articles of amendment, the holders of the Class A Shares and holders of the Class B Shares vote together as a single class on all matters at meetings of the Shareholders.

(2)	Information as at the date hereof, based on information provided by the Concerned Shareholders.

As of the date of this Circular, to the knowledge of the Concerned Shareholders, the Concerned Shareholders’ Nominees and their associates (other than the Concerned Shareholders) do not own, control or direct any Shares.

EXECUTIVE COMPENSATION, INDEBTEDNESS, MANAGEMENT CONTRACTS AND

EQUITY COMPENSATION PLANS

Except as otherwise disclosed in this Circular with respect to the Concerned Shareholders, information regarding: (i) the compensation of executives and directors of the Company (including the information prescribed by Form 51-102F6 – Statement of Executive Compensation); (ii) the indebtedness of the Company’s directors and officers or their respective associates to the Company or any of the Company’s subsidiaries; (iii) management contracts that may be in place at the Company; and (iv) securities authorized for issuance under the Company’s equity compensation plans is not within the knowledge of the Concerned Shareholders. For this information, please refer to the Company’s continuous disclosure documents and the Management Circular, once filed, on SEDAR at www.sedar.com and EDGAR at www.sec.gov.

To the knowledge of the Concerned Shareholders, none of the Concerned Shareholders’ Nominees, or any of their associates or affiliates, are or have been indebted, at any time since the beginning of the last completed financial year of FSD, to FSD or any of its subsidiaries or have indebtedness to another entity which is the subject of a guarantee, support agreement, letter of credit or similar arrangement or understanding provided by FSD or any of its subsidiaries.

INTEREST IN MATERIAL TRANSACTIONS AND MATTERS TO BE ACTED UPON

AT THE MEETING

Except as otherwise disclosed in this Circular, to the knowledge of the Concerned Shareholders, none of the Concerned Shareholders, the Concerned Shareholders’ Nominees or any associates or affiliates of the Concerned Shareholders or the Concerned Shareholders’ Nominees, have:

•

any material interest, direct or indirect, in any transaction since the beginning of the Company’s most recently completed financial year or in any proposed transaction that has materially affected or would materially affect the Company or any of its subsidiaries; or

•

any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter currently known to be acted upon at the Meeting other than the election of directors.

Prior to Mr. Latowsky becoming Chief Executive Officer of Canntab Therapeutics Ltd., Canntab Therapeutics Ltd. entered into agreements (the “Canntab Agreements”) with FSD and FV Pharma Inc. relating to the supply of cannabis products to Canntab Therapeutics Ltd. by FSD and for the use of certain facilities constructed by FSD in Cobourg, Ontario. While the Canntab Agreements remain in force, they are not material to the Company.

See “The Reason for this Circular” for information on Mr. Durkacz’s interest in the Strategic Transaction.

Except as disclosed above, information concerning any material interests, direct or indirect, of any director or executive officer of the Company, any other “informed person” (as such term is defined in National Instrument 51-102 – Continuous Disclosure Obligations), any person who, to the knowledge of the directors or officers of the Company, beneficially owns or exercises control or direction over securities carrying more than 10% of the voting rights attached to any class of outstanding voting securities of the Company or any associate or affiliate of any of the foregoing, in any transaction since the commencement of the Company’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries, or in any matter to be acted upon at the Meeting, is not within the knowledge of the Concerned Shareholders. For this information, please refer to the Company’s continuous disclosure documents, and Management Circular, once filed, on SEDAR at www.sedar.com and EDGAR at www.sec.gov.

INFORMATION CONTAINED IN THIS CIRCULAR

Certain information concerning the Company contained in this Circular has been taken from or is based upon publicly available documents or records on file with Canadian securities regulatory authorities and other public sources. Although the Concerned Shareholders have no knowledge that would indicate that any statements contained in this Circular that are taken from or based upon those documents and records or other public sources are untrue or incomplete, the Concerned Shareholders do not assume and expressly disclaim any responsibility for the accuracy or completeness of the information taken from or based upon those documents, records and other public sources, or for any failure by the Company to publicly disclose events or facts that may have occurred or that may affect the significance or accuracy of any such information, but that are unknown to the Concerned Shareholders.

This Circular does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation of an offer or proxy solicitation. The delivery of this Circular will not, under any circumstances, create an implication that there has been no change in the information set forth herein since the date as of which such information is given in this Circular.

INFORMATION REGARDING THE COMPANY

Additional information relating to the Company, including the Management Circular, once filed, can be found under the Company’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Financial information regarding the Company is provided in its audited financial statements and management’s discussion and analysis for its most-recently completed financial year, which can be found under the Company’s issuer profile on SEDAR and on EDGAR and on the Company’s website www.fsdpharma.com. In addition, a Shareholder may obtain copies of the Company’s financial statements and management’s discussion and analysis, by contacting the Company by mail at 1 Rossland Road West, Suite 202 Ajax, Ontario L1Z 1Z2 or by email at info@fsdpharma.com.

CERTIFICATE OF CONCERNED SHAREHOLDERS

Information contained in this Circular, unless otherwise indicated, is given as of the date hereof and the contents of this Circular are in compliance with Ont. Reg. 62 – General under the Business Corporations Act (Ontario). The contents and the sending of this Circular have been approved by Anthony Durkacz and Zeeshan Saeed on behalf of the Concerned Shareholders. A copy of this Circular has been sent to FSD Pharma Inc., each director of FSD Pharma Inc., each Shareholder whose proxy is being solicited and the auditor of FSD Pharma Inc.

March 17, 2021

By:	(signed) “Anthony Durkacz”
Name: Anthony Durkacz

By:	(signed) “Zeeshan Saeed”
Name: Zeeshan Saeed

If you have any questions, please contact:

North American Toll Free Phone: 1-800-530-5189 Local (Collect outside North America): 416-751-2066 Email: info@carsonproxy.com